UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 12, 2014
Date of Report (Date of Earliest Event Reported)

Dakota Plains Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53390	20-2543857
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Grove Lane East Wayzata, Minnesota		55391
(Address of Principal Executive Offices)		(Zip Code)

(952) 473-9950
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On March 12, 2014, we entered into amended and restated employment agreements with our Chairman and Chief Executive Officer, Craig M. McKenzie, our President and Chief Operating Officer, Gabriel G. Claypool, and our Chief Financial Officer and Treasurer, Timothy R. Brady. Each employment agreement has an initial term of three years and is eligible for automatic renewal for successive one-year terms and further extension upon a Change in Control (as defined in our 2011 Equity Incentive Plan).

          Under his revised employment agreement, Mr. McKenzie is entitled to receive, in addition to participation in benefits and retirement plans generally available to our employees, an annual base salary of $425,000 as well as an annual short term incentive bonus with a target of 100% of his annual base salary payable in cash and an annual long term incentive bonus with a target of 200% of his annual base salary payable in restricted stock, each subject to the discretion of our compensation committee or board of directors and based on his meeting or exceeding mutually agreed upon performance goals. If Mr. McKenzie’s employment is terminated by our company for any reason other than for Cause (as defined in the agreement) or by Mr. McKenzie for Good Reason (as defined in the agreement), then Mr. McKenzie will be eligible to receive an amount equal to two times his annualized base salary plus two times his target short term incentive award, in addition to other amounts accrued on or before the date his employment is terminated and health and dental insurance coverage for a period of time following the date his employment is terminated. In the event of a Change in Control, Mr. McKenzie will be eligible to receive an amount equal to two times his annualized base salary plus two times his target short term incentive award.

          Under his revised employment agreement, Mr. Claypool is entitled to receive, in addition to participation in benefits and retirement plans generally available to our employees, an annual base salary of $350,000 as well as an annual short term incentive bonus with a target of 80% of his annual base salary payable in cash and an annual long term incentive bonus with a target of 160% of his annual base salary payable in restricted stock, each subject to the discretion of our compensation committee or board of directors and based on his meeting or exceeding mutually agreed upon performance goals. Mr. Claypool will also receive a restricted stock award of 125,000 shares of our company’s common stock in accordance with the terms and conditions of our 2011 Equity Incentive Plan, which award vests in equal installments upon the first, second and third anniversaries of his employment agreement. If Mr. Claypool’s employment is terminated by our company for any reason other than for Cause (as defined in the agreement) or by Mr. Claypool for Good Reason (as defined in the agreement), then Mr. Claypool will be eligible to receive an amount equal to two times his annualized base salary plus two times his target short term incentive award, in addition to other amounts accrued on or before the date his employment is terminated and health and dental insurance coverage for a period of time following the date his employment is terminated. In the event of a Change in Control, Mr. Claypool will be eligible to receive an amount equal to two times his annualized base salary.

          Under his revised employment agreement, Mr. Brady is entitled to receive, in addition to participation in benefits and retirement plans generally available to our employees, an annual base salary of $265,000 as well as an annual short term incentive bonus with a target of 75% of his annual base salary payable in cash and an annual long term incentive bonus with a target of 150% of his annual base salary payable in restricted stock, each subject to the discretion of our compensation committee or board of directors and based on his meeting or exceeding mutually agreed upon performance goals. If Mr. Brady’s employment is terminated by our company for any reason other than for Cause (as defined in the agreement) or by Mr. Brady for Good Reason (as defined in the agreement), then Mr. Brady will be eligible to receive an amount equal to two times his annualized base salary plus two times his target short term incentive award, in addition to other amounts accrued on or before the date his employment is terminated and health and dental insurance coverage for a period of time following the date his employment is terminated. In the event of a Change in Control, Mr. Brady will be eligible to receive an amount equal to two times his annualized base salary.

          The descriptions in this report of the material terms and conditions of the compensatory arrangements with Mr. McKenzie, Mr. Claypool and Mr. Brady are qualified by the text of their respective employment agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, each of which is incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits.

(b)	Exhibits

10.1	Amended and Restated Employment Agreement with Craig M. McKenzie, dated March 12, 2014

10.2	Amended and Restated Employment Agreement with Gabriel G. Claypool, dated March 12, 2014

10.3	Amended and Restated Employment Agreement with Timothy R. Brady, dated March 12, 2014

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2014	DAKOTA PLAINS HOLDINGS, INC.

/s/ Timothy R. Brady
Timothy R. Brady
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
10.1	Amended and Restated Employment Agreement with Craig M. McKenzie, dated March 12, 2014	Filed Electronically
10.2	Amended and Restated Employment Agreement with Gabriel G. Claypool, dated March 12, 2014	Filed Electronically
10.3	Amended and Restated Employment Agreement with Timothy R. Brady, dated March 12, 2014	Filed Electronically